Federal Home Loan Bank of Atlanta Announces 2006 Operating Highlights

and First Quarter 2007 Dividend Guidance

ATLANTA, Feb. 21, 2007 - The Federal Home Loan Bank of Atlanta (the Bank) today announced financial results for the year ended December 31, 2006, as well as dividend guidance for the first quarter of 2007.

2006 Operating Highlights

The Bank had net income of $414 million for the year ended December 31, 2006, which represented an increase of 20.4 percent from net income of $344 million for the year ended December 31, 2005. The increase in net income for 2006 compared to 2005 was due primarily to increases in interest rates and the spread between interest sensitive assets and liabilities.

Mr. William H. Ott, the Bank's Interim President and Chief Executive Officer stated, "The Bank achieved excellent results in 2006, while providing competitive advance pricing and an attractive dividend to member financial institutions. We are very pleased with the Bank's positive financial performance during 2006, which we believe is a reflection of the Bank's financial strength and business strategies."

The 2006 performance resulted in an annualized return on equity of 6.59 percent, compared to 5.83 percent for 2005. The Bank finished the year with retained earnings of $406 million, a 24% increase over the Bank's $328 million of retained earnings at December 31, 2005.

As of December 31, 2006, the Bank had total assets of $140.8 billion, representing a decrease of $2.5 billion, or 1.7 percent, from the Bank's total assets of $143.2 billion at December 31, 2005. Advances, the largest component of Bank assets, increased by $212 million, from $101.3 billion at December 31, 2005 to $101.5 billion at December 31, 2006.

In 2006, the Bank awarded Affordable Housing Program (AHP) grants totaling $44 million to help build or preserve more than 6,000 affordable housing units, representing the highest level of grants and largest number of units in the Bank's history. The total development cost of the awarded projects was $619 million.

First Quarter 2007 Dividend Guidance

Based upon currently available information, the Bank presently expects to pay an annualized dividend in the range of 5.60 percent to 5.90 percent for the quarter ending March 31, 2007.

About the Federal Home Loan Bank of Atlanta
The Bank is a cooperative financial services organization that provides funding, community development grants, and a host of other banking services to more than 1,200 member financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. The Bank is one of 12 district banks in the Federal Home Loan Bank System (the FHLB System), which since 1990 has contributed more than $2 billion to affordable housing development in the United States.

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Some of the statements made in this announcement, including, without limitation, those statements that relate to the Bank's 2007 financial performance and the Bank's dividend guidance for the first quarter of 2007, are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the fact that 2006 financial performance is not indicative of financial performance or condition in any future periods; the Bank's actual net income results, which drive the determination of actual dividend payments; legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of the Bank and/or the FHLB System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law. This announcement should be read in conjunction with the Bank's financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Bank's Annual Report on Form 10-K for the year ended December 31, 2006, when filed with the SEC.

CONTACT: Christopher McEntee

Federal Home Loan Bank of Atlanta

cmcentee@fhlbatl.com

(404) 888-8158

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